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ANADYS PHARMACEUTICALS REPORTS SECOND QUARTER
2010 FINANCIAL RESULTS AND HIGHLIGHTS

San Diego, July 29, 2010 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C, today reported its financial results and program highlights for the second quarter ended June 30, 2010.

“In the second quarter we continued to advance the development of ANA598, and we enhanced the Company’s financial position through a $12.5M equity offering,” said Steve Worland, Ph.D., President and CEO of Anadys. “We believe the SVR12 data reported today, combined with an excellent resistance and safety profile, establish ANA598 at 200 mg bid as one of the most attractive agents in Phase II HCV development today.”

Financial Results

As of June 30, 2010, the Company’s cash, cash equivalents and securities available-for-sale totaled $22.1 million compared to $20.5 million as of December 31, 2009. The increase in cash, cash equivalents and securities available-for-sale reflects the receipt of net proceeds of $11.4 million from our “registered direct” offering completed during June 2010 partially offset by the year-to-date cash utilization to fund our operations, including expenditures associated with our Phase II combination study of ANA598.

Total operating expenses were $4.7 million for the second quarter of 2010, compared to $7.2 million for the second quarter of 2009. Included as a component of Anadys’ operating expenses were non-cash, share-based expenses of $0.4 million and $1.1 million for the second quarter of 2010 and 2009, respectively.

Research and development expenses were $3.1 million for the second quarter of 2010, compared to $4.6 million for the second quarter of 2009.  The $1.5 million decrease was attributable to a $0.8 million decrease in severance related costs from the June 2009 strategic restructuring, including a $0.3 million decrease in share-based compensation associated with the modification of stock options, a $0.5 million decrease in ANA773 development costs and a $0.2 million decrease in facility costs associated with the relocation of our corporate headquarters in July 2009. These items are partially offset by an increase in ANA598 development costs of $0.3 million.

General and administrative expenses were $1.6 million for the second quarter of 2010, compared to $2.5 million for the second quarter of 2009. The $0.9 million decrease was primarily attributable to a $0.6 million decrease in severance related costs from the June 2009 strategic restructuring, including a $0.1 million decrease in share-based compensation associated with the modification of stock options.

The net loss was $3.0 million for the second quarter of 2010, compared to a net loss of $6.5 million for the second quarter of 2009.  Included in the net loss for the second quarter of 2010 is a $1.6 million gain resulting from a decrease in the liability associated with our common stock warrants from March 31, 2010 to June 30, 2010. The warrants were issued in connection with our “registered direct” offering in June 2009. Basic and diluted net loss per common share was $0.08 in the second quarter of 2010, compared to $0.21 in the second quarter of 2009. Non-cash share-based expense resulted in a $0.01 and $0.03 increase in basic and diluted net loss per share for the second quarter of 2010 and 2009, respectively.

For the six months ended June 30, 2010, Anadys reported a net loss of $9.2 million, compared to $15.3 million for the same period last year. Basic and diluted net loss per common share was $0.24 for the six months ended June 30, 2010 compared to $0.51 for the same period last year.

Recent ANA598 Highlights from Phase II Combination Study

•	Reported SVR12 Results. Today, Anadys reported that six of six patients (100%) in the ANA598 200 mg twice daily (bid) arm who were randomized to stop all treatment at Week 24 in an ongoing Phase II trial maintained undetectable levels of virus 12 weeks after stopping treatment, referred to as Sustained Virological Response 12, or SVR12.

•	Reported Antiviral Results, Preliminary Safety and Tolerability. During the second quarter 2010, Anadys provided updates on the progress of clinical data in the ANA598 Phase II combination study. In late May, Anadys reported results for complete Early Virological Response, or cEVR, a measurement of undetectable levels of virus (<15 IU/mL) at week 12. 73% of HCV patients achieved a cEVR at ANA598 200 mg bid and 75% of HCV patients achieved a cEVR at ANA598 400 mg bid, demonstrating the comparable potency of the 200 mg bid and 400 mg bid dose levels. Furthermore, Anadys reported a very favorable resistance profile, with only a single patient (<2%) experiencing breakthrough while receiving ANA598. Both doses of ANA598 demonstrated a favorable safety and tolerability profile through 12 weeks, although conclusions regarding safety and tolerability cannot be made until results in more patients and potentially over longer duration are known. At the EASL meeting in April 2010, Anadys presented a late-breaker poster which contained interim data from the Phase II combination study as of the date of the meeting and which data were subsequently updated when the completed 12-week results were released.

•	In Vitro Combination Data presented at EASL and ICAR. Also in April 2010, Anadys presented preclinical data at EASL and at the 23rd International Conference on Antiviral Research (ICAR) showing enhanced antiviral activity and suppression of resistance when ANA598 is combined in vitro with other anti-HCV agents that act through diverse mechanisms, including protease inhibition, polymerase inhibition (both nucleoside and non-nucleoside inhibitors), NS5A inhibition and inhibition of host functions.

Operational Highlights

•	Named Steven H. Holtzman as Chairman. In late July, Anadys named Steven H. Holtzman Chairman of the Board of Directors. Mr. Holtzman, who is Executive Chair of Infinity Pharmaceuticals, Inc., replaces George A. Scangos, Ph.D., who resigned from the Company’s Board of Directors as a result of his appointment as President and Chief Executive Officer of Biogen Idec Inc.

•	Closed Registered Direct Financing. In early June, Anadys closed a “registered direct” offering through the sale of common stock to institutional investors. $12.5 million in gross proceeds were raised, with net proceeds of approximately $11.4 million after deducting placement agent fees and offering expenses. Proceeds from the transaction are being used for general corporate purposes. In conjunction with the offering, Anadys announced the retention of Lazard Frères & Co. llc as the Company’s strategic advisor.

About the ANA598 Phase II Combination Study

In the ongoing Phase II study, approximately 90 treatment-naïve genotype 1 patients have received ANA598 or placebo in combination with Pegasys® (peginterferon alfa-2a) and Copegus® (ribavirin, USP) for 12 weeks at dose levels of 200 mg bid or 400 mg bid, each with a loading dose of 800 mg bid on day one. After week 12, patients are to continue receiving SOC. Patients who achieved undetectable levels of virus at weeks 4 and 12 were randomized to stop all treatment at week 24 or 48. The primary endpoint of the study is the proportion of patients who achieve undetectable levels of virus at week 12 (defined as complete Early Virological Response, or cEVR). Additional endpoints include safety and tolerability as well as the proportion of patients with undetectable levels of virus at week 4 (defined as Rapid Virological Response, or RVR). Patients will be followed for 24 weeks after stopping therapy to determine the rate of Sustained Virological Response, or SVR. Approximately 90 patients have been enrolled in this study – with approximately 30 patients receiving ANA598 plus SOC at each dose level and 30 patients receiving placebo plus SOC. The study is being managed by the Duke Clinical Research Institute (DCRI) and is being conducted at a number of clinical sites in the United States.

Conference Call Webcast and Slides

Anadys will host a conference call at 8:30 am Eastern Daylight Time today to discuss its second quarter 2010 financial results and highlights and to discuss the post-treatment results from the ongoing ANA598 Phase II combination study. A live webcast of the call, including accompanying slides, will be available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 28631163. The webcast and telephone replay will be available through August 12, 2010.

About Anadys

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. The Company believes hepatitis C represents a large unmet medical need in which meaningful improvements in treatment outcomes may be attainable with the introduction of new medicines. The Company is developing ANA598, a direct-acting antiviral or DAA, for the treatment of hepatitis C. In an ongoing Phase II study, the Company has completed 12 weeks of dosing ANA598 added to current standard of care. The Company has also investigated the potential of ANA773, an oral, small-molecule inducer of endogenous interferons that acts via the Toll like receptor 7, or TLR7, pathway in hepatitis C.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to (i) the belief that ANA598 at 200 mg bid is one of the most attractive agents in Phase II HCV development today; (ii) ANA598’s initial SVR12 profile based on the results from the six patients in the first group; (iii) assessments of the potency, safety and tolerability profile of ANA598 based on the 12 week results; and (iv) the ability for patients to achieve a SVR in the ANA598 Phase II study.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  For example, the results of preclinical and early clinical studies may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 will not have unforeseen safety issues or will continue to have favorable results as the Phase II trial progresses.  In addition, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to enter into transactions around its product candidates, its ability to successfully develop and market products, difficulties or delays in its preclinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments and its ability to obtain additional funding to support its operations.  Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2009, Form 10-Q for the quarter ended March 31, 2010 and Form 8-K filed on May 26, 2010.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Condensed Consolidated Financial Statements

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating expenses
Research and development	3,064	4,648	6,785	11,524
General and administrative	1,599	2,532	3,241	4,587

Total operating expenses (1)	4,663	7,180	10,026	16,111
Interest income and other, net	39	210	92	381
Gain from valuation of common stock warrant	1,647	440	754	440
liability

Total other income, net	1,686	650	846	821
Net loss (1)	$(2,977)	$(6,530)	$(9,180)	$(15,290)

Net loss per share, basic and diluted (1)	$(0.08)	$(0.21)	$(0.24)	$(0.51)

Share used in calculating net loss per share,
basic and diluted	39,288	31,493	38,320	30,173

(1) Includes non-cash share-based expenses of $425 and $1,062 or approximately $0.01 and $0.03 effect on basic and diluted net loss per common share for the three months ended June 30, 2010 and 2009, respectively. Research and development expense and general and administrative expense includes $187 and $238, respectively, of non-cash share-based expenses for the three months ended June 30, 2010. Research and development expense and general and administrative expense includes $616 and $446, respectively, of non-cash share-based expenses for the three months ended June 30, 2009. Includes non-cash share-based expenses of $963 and $1,746 or approximately $0.03 and $0.06 effect on basic and diluted net loss per common share for the six months ended June 30, 2010 and 2009, respectively. Research and development expense and general and administrative expense includes $436 and $527, respectively, of non-cash share-based expenses for the six months ended June 30, 2010. Research and development expense and general and administrative expense includes $944 and $802, respectively, of non-cash share-based expenses for the six months ended June 30, 2009.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities	$22,143	$20,490
available-for-sale
Other current assets	999	559
Noncurrent assets	423	686

Total assets	$23,565	$21,735

Liabilities and Stockholders’ Equity
Current liabilities	$2,739	$3,383
Common stock warrant liability	3,143	3,897
Other long-term liabilities	20	26
Stockholders’ equity	17,663	14,429

Total liabilities and stockholders’ equity	$23,565	$21,735

Pegasys® and Copegus® are registered trademarks of Hoffman-La Roche Inc.

Investor Contact:
Amy Conrad
Anadys Pharmaceuticals, Inc.
(858) 530-3607
aconrad@anadyspharma.com

Media Contact:
Ian Stone or David Schull
Russo Partners, LLC
(619) 528-2220
ian.stone@russopartnersllc.com
david.schull@russopartnersllc.com